"NOTE - Certain confidential technical and commercial information has been redacted from this exhibit in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission. Redacted material is indicated by the symbol, "[**REDACTED**]" where such redacted text would have appeared in this exhibit."


                                NETGATEWAY

                  ELECTRONIC COMMERCE SERVICES AGREEMENT

     THIS ELECTRONIC COMMERCE SERVICES AGREEMENT (this "Agreement") is made effective as of the Acceptance Date set forth in the initial eCommerce Services Order Form (March 24, 1999) accepted by Netgateway, a Nevada corporation ("Netgateway") and the subscriber identified below ("Subscriber").

PARTIES:

SUBSCRIBER NAME:  CB RICHARD ELLIS
ADDRESS:          5000 BIRCH STREET
                  SUITE 9000
                  NEWPORT BEACH, CA 92660
PHONE:            (949)955-2015
FAX:              (949)757-4392

NETGATEWAY, INC.
300 Oceangate, Suite 500
Long Beach, CA 90802
Phone: (562)308-0010
Fax:   (562)308-0021

1. ELECTRONIC COMMERCE SERVICES.

   1.1 eCOMMERCE SERVICES. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Netgateway will, through the Netgateway Internet Commerce Center-TM- ("Netgateway ICC") provide to Subscriber the services described in the eCommerce Services Order Form(s)
(the "eCOMMERCE SERVICES ORDER FORM(S)") accepted by Netgateway, or substantially similar services if such substantially similar services would provide Subscriber with substantially similar benefits (the "eCommerce Services"). All such eCommerce Services Order Forms will be incorporated herein by this reference as of the Acceptance Date set forth in each such form. Netgateway and Subscriber have mutually agreed or will mutually agree upon the detailed final specifications (the "SPECIFICATIONS") for the eCommerce Services and the development timeline therefor, all of which are or will be set forth on the attached initial eCommerce Services Order Form, marked
Exhibit "A", and by this reference made a part hereof.

   1.2 AVAILABILITY. ECommerce Services will be available to Subscriber for inquiry and order entry functions twenty-four (24) hours a day, seven (7) days a week. Netgateway reserves the right upon reasonable notice to Subscriber to limit or curtail holiday or weekend availability when necessary for system upgrades, adjustments, maintenance, or other operational considerations.

   1.3 ENHANCEMENTS. General enhancements to existing eCommerce Services provided hereunder, as well as new features that Netgateway incorporates into its standard commerce processing system, regardless of whether they are initiated by Netgateway or developed at the request of Subscriber or other subscribers, shall be made available to Subscriber at no additional cost. Any new features or services that may be developed by Netgateway during the term of this Agreement that Netgateway intends to offer to subscribers on a limited or optional basis may, at Netgateway' option, and subject to Subscribers' acceptance, be made available to Subscriber at Netgateway's then-current prices for such new features or services. Enhancements to existing eCommerce Services requested by Subscriber that benefit only subscriber at the time such enhancements are put into service shall be billed to Subscriber at Netgateway's standard rates for programming. All enhancements to the eCommerce Services, and any new features or services introduced by Netgateway, shall remain the exclusive proprietary property of Netgateway.


   1.4 TRAINING. At no cost to subscriber, Netgateway shall provide such onsite training and other assistance, as Netgateway deems necessary to assure that Subscriber's personnel are able to make effective use of the eCommerce Services. On-site training shall take place at such times and places as are mutually agreeable to the parties hereto.

   1.5  SUBSCRIBER DATA.

   (a) SUBSCRIBER DATA. Subscriber will timely supply Netgateway, in a form acceptable to Netgateway, with all data necessary for Netgateway to perform the ongoing services to be provided hereunder. It is the sole responsibility of Subscriber to insure the completeness and accuracy of such data.

   (b) CONFIDENTIALITY. Netgateway acknowledges that all records, data, files and other input material relating to Subscriber are confidential and shall take reasonable steps to protect the confidentiality of such records, data, files and other materials. Netgateway will provide reasonable security safeguards to limit access to Subscriber's files and records to Subscriber and other authorized parties.

   (c) PROTECTION OF SUBSCRIBER FILES. Netgateway will take reasonable steps to protect against the loss or alteration of Subscriber's files, records and data retained by Netgateway, but Subscriber recognizes that events beyond the control of Netgateway may cause such loss or alteration. Netgateway will maintain backup file(s) containing all the data, files and records related to Subscriber. Subscriber's file(s), records and data shall, at no cost to Subscriber, be released to Subscriber on an occurrence that renders Netgateway unable to perform hereunder, or upon the termination of this Agreement as provided herein.

   (d) OWNERSHIP OF DATA. Netgateway acknowledges that all records, data, files and other input material relating to Subscriber and its customers are the exclusive property of the Subscriber.

2. FEES AND BILLING.

   2.1 FEES. Subscriber will pay all fees and amounts in accordance with the eCommerce Service Provider Forms.

   2.2 BILLING COMMENCEMENT. Billing for eCommerce Services indicated in the eCommerce Services Order Forms (including the eCommerce Rate, Fee Per Hit, Banner Advertising and Click Through Revenue), other than the Initial Development Fee, shall commence on the "OPERATIONAL DATE" indicated in the eCommerce Services Order Forms. The Initial Development Fee will be due and payable upon the full execution of this Agreement. In the event that Subscriber orders other eCommerce Services in addition to those listed in the initial eCommerce Services Order Form, billing for such services shall commence on the date Netgateway first provides such additional eCommerce Services to Subscriber or as otherwise agreed to by Subscriber and Netgateway in the applicable eCommerce Services Order Form.

   2.3 BILLING AND PAYMENT TERMS. The billing and payment terms are set forth on the attached Exhibit "B", which by this reference is made a part hereof.

   2.4 TAXES, UTILITIES AND EXCLUSIONS. All charges shall be exclusive of any federal, state or local sales, use, excise, AD VALOREM or personal property taxes levied, or any fines, forfeitures or penalties assessed in connection therewith, as a result of this Agreement or the installation or use of eCommerce Services hereunder. Any such taxes, which may be applicable will be paid by Subscriber or by Netgateway for Subscriber's account, in which case Subscriber shall reimburse Netgateway for amounts so paid. Netgateway shall provide burstible at 1 megabit per second capacity bandwith for Subscriber's website at no additional charge. Netgateway is not responsible for providing connectivity to Subscriber's offices.

3. SUBSCRIBER'S OBLIGATIONS.

   3.1 COMPLIANCE WITH LAW AND RULES AND REGULATIONS. Subscriber agrees that Subscriber will comply at all times with all applicable laws and regulations and Netgateway's general rules and regulations relating to its provision of eCommerce Services, currently included herein as Section 10, which may be updated and provided by Netgateway to Subscriber from time to time ("RULES AND REGULATIONS"). Subscriber acknowledges that Netgateway exercises no control whatsoever over the content contained in or passing through the Subscriber's web site or mall ("ECOMMERCE CENTERS"), and that it is the sole responsibility of Subscriber to ensure that the information it transmits and receives complies with all applicable laws and regulations.

   3.2 ACCESS AND SECURITY. Subscriber will be fully responsible for any charges, costs, expenses (other than those included in the eCommerce Services), and third party claims that may result from its use of, or access to, the Netgateway Internet Commerce Center-TM-, including, but not limited to, any unauthorized use or any access devices provided by Netgateway hereunder.


   3.3 NO COMPETITIVE SERVICES. Subscriber shall not use any eCommerce services that provide catalogue functions or content management combined with transaction support, (credit card or business to business credits and debits), during the term of this Agreement.


   3.4  INSURANCE.

   (a) MINIMUM LEVELS. Subscriber will keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount not less than $5 million per occurrence for bodily injury and property damage; (ii) employer's liability insurance in an amount not less than $1 million per occurrence; and (iii) workers' compensation insurance in an amount not less than that required by applicable law. Subscriber also agrees that it will be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain, other insurance at levels no less than those required by applicable law and customary in Subscriber's industries.

   (b) CERTIFICATES OF INSURANCE. Prior to the Operational Date, Subscriber will furnish Netgateway with certificates of insurance which evidence the minimum levels of insurance set forth above, and will notify Netgateway in writing in the event that any such insurance policies are cancelled.

   (c) NAMING NETGATEWAY AS AN ADDITIONAL INSURED. Subscriber agrees that prior to the Operational Date, Subscriber will cause its insurance provider(s) to name Netgateway as an additional insured and notify Netgateway in writing of the effective date thereof.

4. CONFIDENTIAL INFORMATION.

   4.1 CONFIDENTIAL INFORMATION. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, and products, including the terms and conditions of this Agreement ("CONFIDENTIAL INFORMATION"). Confidential Information will include, but not be limited to, each party's propriety software and Customer information. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party


Revised - NetGateway (1 year) 032399                                     Page 1
NETGATEWAY CONFIDENTIAL AND PROPRIETARY (rev 2/99)

(except as required by law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other party's
Confidential Information and will take reasonable precautions to protect the confidentiality of such information.

     4.2 EXCEPTIONS. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party;
(ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

5.      REPRESENTATIONS AND WARRANTIES.

     5.1 WARRANTIES BY SUBSCRIBER.

     (a) SUBSCRIBER'S BUSINESS.  Subscriber represents and warrants that:

               (i) Subscriber's services, products, materials, data, and information used by Subscriber in connection with this Agreement as well as Subscriber's and its permitted customers' and users' use of the eCommerce Services (collectively, "SUBSCRIBER'S BUSINESS") does not as of the Operational Date, and will not during the term of this Agreement, operate in any manner that would violate any applicable law or regulation.

               (ii) Subscriber owns or has the right to use all material contained in the Subscriber's web site, including all text, graphics, sound, video, programming, scripts, and applets; and

               (iii) The use, reproduction, distribution, and transmission of the web site, or any information or materials contained in it does not (A) infringe or misappropriate any copyright, patent, trademark, trade secret, or any other proprietary rights of a third party; or (B) constitute false advertising, unfair competition, defamation, an invasion of privacy, or violate a right of publicity.

     (b) RULES AND REGULATIONS. Subscriber has read the Rules and Regulations (Section 10 below) and represents and warrants that Subscriber and Subscriber's Business are currently in full compliance with the Rules and Regulations, and will remain so at all times during the term of this Agreement.

     (c) BREACH OF WARRANTIES. In the event of any breach, or reasonably anticipated breach, of any of the foregoing warranties, in addition to any other remedies available at law or in equity, Netgateway will have the right immediately in Netgateway's reasonable discretion, to suspend any related eCommerce Services if deemed reasonably necessary by Netgateway to prevent any harm to Netgateway or its business.

     5.2 WARRANTIES AND DISCLAIMERS BY NETGATEWAY.

     (a) NO OTHER WARRANTY.  THE ECOMMERCE SERVICES ARE PROVIDED ON AN "AS
IS" BASIS, AND SUBSCRIBER'S USE OF THE ECOMMERCE SERVICES IS AT ITS OWN RISK. NETGATEWAY DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. NETGATEWAY DOES NOT WARRANT THAT THE ECOMMERCE SERVICES WILL BE
UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE.

     (b) DISCLAIMER OF ACTIONS CAUSED BY AND/OR UNDER THE CONTROL OF THIRD PARTIES. NETGATEWAY DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM NETGATEWAY'S INTERNET COMMERCE CENTERS AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES. AT TIMES, ACTIONS OR INACTIONS
CAUSED BY THESE THIRD PARTIES CAN PRODUCE SITUATIONS IN WHICH NETGATEWAY'S SUBSCRIBERS' CONNECTIONS TO THE INTERNET (OR PORTIONS THEREOF) MAY BE
IMPAIRED OR DISRUPTED. ALTHOUGH NETGATEWAY WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, NETGATEWAY CANNOT GUARANTEE THAT THEY WILL NOT OCCUR. ACCORDINGLY, NETGATEWAY DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.

6. LIMITATIONS OF LIABILITY.

     6.1 EXCLUSIONS. IN NO EVENT WILL NETGATEWAY BE LIABLE TO SUBSCRIBER, ANY REPRESENTATIVE, OR ANY THIRD PARTY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SUBSCRIBER'S BUSINESS OR OTHERWISE, AND ANY LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR SUBSCRIBER'S BUSINESS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

     6.2 LIMITATIONS. NETGATEWAY, ITS AFFILIATES, EMPLOYEES, OFFICERS AND AGENTS SHALL NOT BE LIABLE TO SUBSCRIBER OR TO ANY THIRD PARTY FOR ANY LOSS
OR DAMAGE, WHETHER DIRECT OR INDIRECT, RESULTING FROM DELAYS OR INTERRUPTIONS OF SERVICE DUE TO MECHANICAL ELECTRICAL OR WIRE DEFECTS OR DIFFICULTIES, STORMS, STRIKES, WALK-OUTS, EQUIPMENT OR SYSTEMS FAILURES, OR OTHER CAUSES OVER WHICH NETGATEWAY, ITS AFFILIATES, EMPLOYEES, OFFICERS, OR AGENTS
AGAINST WHOM LIABILITY IS SOUGHT, HAVE NO REASONABLE CONTROL, OR FOR LOSS OR DAMAGE, DIRECT OR INDIRECT, RESULTING FROM INACCURACIES, ERRONEOUS STATEMENTS, ERRORS OF FACTS, OMISSIONS, OR ERRORS IN THE TRANSMISSION OR DELIVERY OF ECOMMERCE SERVICES, OR ANY DATA PROVIDED AS A PART OF THE ECOMMERCE SERVICES PURSUANT TO THIS AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFULL MISCONDUCT OF NETGATEWAY. IN ADDITION, IN NO EVENT SHALL NETGATEWAY BE LIABLE TO SUBSCRIBER OR TO ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES WHICH SUBSCRIBER OR SUCH THIRD PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT OR UTILIZING THE NETGATEWAY ECOMMERCE SERVICES, REGARDLESS OF WHETHER NETGATEWAY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER SUCH DAMAGES ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF NETGATEWAY.


     6.3 MAXIMUM LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NETGATEWAY'S MAXIMUM AGGREGATE LIABILITY TO SUBSCRIBER RELATED TO OR IN CONNECTION WITH THIS AGREEMENT WILL BE LIMITED TO THE TOTAL AMOUNT PAID BY SUBSCRIBER TO NETGATEWAY HEREUNDER FOR THE PERIOD CONSISTING OF THE PRIOR [**REDACTED**] CALENDAR [**REDACTED**]


     6.4 TIME FOR MAKING CLAIMS. ANY SUIT OR ACTION BY SUBSCRIBER AGAINST NETGATEWAY, ITS AFFILIATES, OFFICERS, DIRECTORS, AGENTS EMPLOYEES, SUCCESSORS OR ASSIGNS, BASED UPON ANY ACT OR OMISSION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR SERVICES PERFORMED HEREUNDER, OR ANY ALLEGED BREACH THEREOF, SHALL BE COMMENCED WITHIN [**REDACTED**] OF THE FIRST OCCURRENCE GIVING RISE TO SUCH CLAIM OR BE FOREVER BARRED. THIS PROVISION DOES NOT MODIFY OR OTHERWISE AFFECT THE LIMITATION OF NETGATEWAY'S LIABILITY SET FORTH IN
SECTION 6 OR ELSEWHERE IN THIS AGREEMENT.

     6.5 SUBSCRIBER'S INSURANCE. Subscriber agrees that it will not pursue any claims against Netgateway for any liability Netgateway may have under or relating to this Agreement until Subscriber first makes claims against Subscriber's insurance provider(s) and such insurance provider(s) finally resolve(s) such claims, provided, however, that this provision shall not apply to the extent that conflicts with Subscriber's current insurance.

     6.6 BASIS OF THE BARGAIN; FAILURE OF ESSENTIAL PURPOSE. Subscriber acknowledges that Netgateway has set its prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

7. INDEMNIFICATION.

     7.1 NETGATEWAY'S INDEMNIFICATION OF SUBSCRIBER. Netgateway will indemnify, defend and hold Subscriber harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, "LOSSES") resulting from any claim, suit, action, or proceeding (each, an "ACTION") brought against Subscriber alleging the infringement of any third party registered U.S. copyright or issued U.S. patent resulting from the provision of eCommerce Services pursuant to this Agreement (but excluding any infringement contributorily caused by Subscriber's Business).

     7.2 SUBSCRIBER'S INDEMNIFICATION OF NETGATEWAY. Subscriber will indemnify, defend and hold Netgateway, its affiliates and customers harmless from and against any and all Losses resulting from or arising out of Subscriber's breach of any provision of this Agreement or any Action brought against Netgateway, its directors, employees, affiliates or Subscribers alleging with respect to the Subscriber's Business: (a) infringement or misappropriation of any intellectual property rights; (b) defamation, libel, slander, obscenity, pornography, or violation of the rights of privacy or publicity; (c) spamming, or any other offensive, harassing or illegal conduct or violation of the Rules and Regulations; or, (d) any violation of any other applicable law or regulation, provided, however, that, Subscriber's indemnification shall not extend to acts by third parties, so long as such acts are not the result of or allowed by the act or omission of Subscriber.

     7.3 NOTICE. Each party will provide the other party, prompt written notice of the existence of any such event of which it becomes aware, and an opportunity to participate in the defense thereof.

8. DISPUTE RESOLUTION.

     8.1 PROCEDURES. It is the intent of the parties that all disputes arising under this Agreement be resolved expeditiously, amicably, and at the level within each party's organization that is most knowledgeable about the disputed issue. The parties understand and agree that the procedures outlined in this Paragraph 8 are not intended to supplant the routine handling of inquiries and complaints through informal contact with customer service representatives or other designated personnel of the parties. Accordingly, for purposes of the procedures set forth in this paragraph, a "dispute" is a disagreement that the parties have been unable to resolve by the normal and routine channels ordinarily used for such matters. Before any dispute arising under this Agreement, other than as provided in paragraph 8.5 below, may be submitted to arbitration, the parties shall first follow the informal and escalating procedures set forth below.

     (a) The complaining party's representative will notify the other party's representative in writing of the dispute, and the non-complaining party will exercise good faith efforts to resolve the matter as expeditiously as possible.

     (b) In the event that such matter remains unresolved thirty (30) days after the delivery of the complainant party's written notice, a senior representative of each party shall meet or confer within ten (10) business days of a request for such a meeting or conference by either party to resolve such matter.

     (c) In the event that the meeting or conference specified in (b) above does not resolve such matter, the senior officer of each party shall meet or confer within ten (10) business days of the request for such a meeting or conference by either party to discuss and agree upon a mutually satisfactory resolution of such matter.

     (d) If the parties are unable to reach a resolution of the dispute after following the above procedure, or if either party fails to participate when requested, the parties may proceed in accordance with paragraph 8.2 below.

     8.2 BINDING ARBITRATION. Except as provided in paragraph 8.5 below, any dispute arising under this Agreement shall, after utilizing the procedures in paragraph 8.1, be resolved by final and biding arbitration in Los Angeles, California, before a single arbitrator selected by, and in accordance with the rules of commercial arbitration of, the American Arbitration Association or as otherwise provided in Paragraph 11.6. Each party shall bear its own costs in the arbitration, including attorneys' fees, and each party shall bear one-half of the cost of the arbitrator.

     8.3 ARBITRATOR'S AUTHORITY. The arbitrator shall have the authority to award such damages as are not prohibited by this Agreement and may, in addition and in a proper case, declare rights and order specific performance, but only in accordance with the terms of this Agreement.

     8.4 ENFORCEMENT OF ARBITRATOR'S AWARD. Any Party may apply to a court of general jurisdiction to enforce an arbitrator's award, and if enforcement is ordered, the party against which the order is issued shall pay the costs and expenses of the other party in obtaining such order, including responsible attorneys' fees.

     8.5 ACCESS TO COURTS. Notwithstanding the provisions of paragraphs 8.1 and 8.2 above, any action by Netgateway to enforce its rights under Paragraphs 10.3 of this Agreement or to enjoin any infringement of the same by Subscriber may, at Netgateway election, be commenced in the state of federal courts of Los Angeles, California, and Subscriber consents to personal jurisdiction and venue in such courts for such actions.

9.  TERM AND TERMINATION.

     9.1 TERM. This Agreement will be effective on the date first above written and will terminate three (3) years (the "Initial Term") from the date Subscriber begins processing live data through Netgateway ICC-TM-, unless earlier terminated according to the provisions of this Section 9. This Agreement will automatically renew for an additional term of three (3) years unless a party hereto elects not to so renew and notifies the other party in writing of such election by a date, which is six (6) months prior to the lapse of the Initial Term.

     9.2 TERMINATION. Either party will have the right to terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same, except in the case of failure to pay fees, which must be cured within five (5) days after receipt of written notice from Netgateway; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or after the first six (6) months, upon giving sixty (60) days prior written notice.

     9.3 TERMINATION WITHOUT CAUSE AFTER SIX (6) MONTHS. The Subscriber has the right to terminate this agreement without cause after Six (6) Months with thirty (30) day notice.

     9.4 NO LIABILITY FOR TERMINATION. Neither party will be liable to the other for any termination or expiration of this Agreement in accordance with its terms.

     9.5 EFFECT OF TERMINATION. Upon the effective date of expiration or termination of this Agreement: (a) Netgateway will immediately cease providing the eCommerce Services; (b) any and all payment obligations of Subscriber under this Agreement will become due immediately; and (c) within thirty (30) days after such expiration or termination, each party will return all Confidential Information of the other party in its possession at the time of expiration or termination and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.

     9.6 SURVIVAL. The following provisions will survive any expiration or termination of the Agreement: Sections 2,3,4,5,6,7,8,9 and 10.

10.  USE OF eCOMMERCE SERVICES - RULES AND REGULATIONS.

     10.1 PROPRIETARY SYSTEMS. Subscriber acknowledges that the software systems utilized by Netgateway in the provision of eCommerce Services hereunder, including all enhancements thereto, and all screens and formats used in connection therewith are the exclusive proprietary property of Netgateway, and Subscriber shall not publish, disclose, display, provide access to or otherwise make available any Netgateway eCommerce software or products thereof, or any screens, formats, reports or printouts used, provided, produced or supplied from or in connection therewith, to any person or entity other than an employee of Subscriber without the prior written consent of, and on terms acceptable to Netgateway, which consent shall not be unreasonably withheld; provided, however, that Subscriber may disclose to a govermental or regulatory agency or to customers of Subscriber any information expressly prepared and acknowledge in writing by Netgateway as having been prepared for disclosure to such governmental or regulatory agency or to such customers. Neither party shall disclose Subscriber's use of eCommerce Services in any advertising or promotional materials without the prior written consent to such use, and approval of such materials, by the other.

    10.2 USE OF SERVICES PERSONAL TO SUBSCRIBER. Subscriber agrees that it will use the services provided hereunder only in connection with its eCommerce business, and it will not, without the express written permission of Netgateway, sell, lease, or otherwise provide or make available eCommerce Services to any third party.

    10.3 SURVIVAL OF OBLIGATIONS. The obligations of this paragraph 10 shall survive termination of this Agreement. Subscriber understands that the unauthorized publication or disclosure of any of Netgateway Software or copies thereof, or the unauthorized use of eCommerce Service would cause irreparable harm to Netgateway for which there is no adequate remedy at law. Subscriber therefore agrees that in the event of such unauthorized disclosure or use, Netgateway may, at its discretion and at Subscriber's expense, terminate this Agreement, obtain immediate injunctive relief in a court of competent jurisdiction, or take such other steps as it deems necessary to protect its rights. If Netgateway, in its reasonable, good faith judgement, determines that there is a material risk of such unauthorized disclosure or use, it may demand immediate assurances, satisfactory to Netgateway, that there will be no such unauthorized disclosure or use. In the absence of such assurance, Netgateway may immediately terminate this Agreement and take such other steps as it deems necessary. The rights of Netgateway hereunder are in addition to any other remedies provided by law.

11.  MISCELLANEOUS PROVISIONS.

     11.1 FORCE MAJEURE. Except for the obligation to pay money, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet, provided that the delayed party: (a) gives the other party prompt notice of such cause, and
(b) uses its reasonable commercial efforts to correct promptly such failure or delay in performance. In the event that Netgateway is unable to complete the development required for any of the phases contemplated herein due to reasons set forth in this Section 11.1, Subscriber's payment obligation shall be suspended, provided, however, that this sentence shall not change the timing of any payments required for such development.

     11.2 NO LEASE. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Subscriber acknowledges and agrees that (i) it has been granted only a license to use Netgateway's ICC and any equipment provided by Netgateway in accordance with this Agreement, (ii) Subscriber has not been granted any real property interest in the Netgateway's ICC, and (iii) Subscriber has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances.

     11.3 MARKETING. Subscriber agrees that Netgateway may refer to Subscriber by trade name and trademark, and may briefly describe Subscriber's Business, in Netgateway's marketing materials and web site. Subscriber hereby grants Netgateway a license to use any Subscriber trade names and trademarks solely in connection with the rights granted to Netgateway pursuant to this
Section 11.3.

     11.4 GOVERNMENT REGULATIONS. Subscriber will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Subscriber operates or does business.

     11.5 NON-SOLICITATION. During the period beginning on the Operational Data and ending on the first anniversary of the termination or expiration of this Agreement in accordance with its terms, Subscriber agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by Netgateway during such period.

     11.6 GOVERNING LAW; DISPUTE RESOLUTION, SEVERABILITY; WAIVER. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California (without regard to that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sales of Goods. Any dispute relating to the terms, interpretation or performance of this Agreement (other than claims for preliminary injunctive relief or other pre-judgment remedies) will be resolved at the request of either party through binding arbitration. Arbitration will be conducted in Los Angeles County, California, under the rules and procedures of the Judicial Arbitration and Mediation Society ("JAMS"). The parties will request that JAMS appoint a single arbitrator possessing knowledge of online services agreements; however the arbitration will proceed even it such a person is unavailable. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

     11.7 ASSIGNMENT; NOTICES. Subscriber may not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of Netgateway, except that Subscriber may assign this Agreement in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assests. Any attempted assignment or delegation without such consent will be void. Netgateway may assign this Agreement in whole or part. This Agreement will bind and inure to the

Revised - NetGateway (1year) 032399
NETGATEWAY CONFIDENTIAL AND PROPRIETARY (rev 2/99) benefit of each party's successors and permitted assigns. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party indicated on the signature page hereof, or at such other address as may hereafter be furnished in writing by either party hereto to the other. Such notice will be deemed to have been given as of the date it is delivered, mailed or sent, whichever is earlier.

     11.8 RELATIONSHIP OF PARTIES. Netgateway and Subscriber are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Netgateway and Subscriber. Neither Netgateway nor Subscriber will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided herein.

     11.9 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Subscriber's and Netgateway's authorized representatives have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

SUBSCRIBER

Signature: /s/ Craig T. Stevens        Signature:  /s/ Craig T. Stevens
           ---------------------                  ----------------------
Print Name:    Craig T. Stevens        Print Name:     Craig T. Stevens
           ---------------------                  ----------------------
Title:     Sr. Managing Director
           ---------------------

NETGATEWAY

Signature: /s/ Keith D. Freadhoff        Signature: /s/ Keith D. Freadhoff
           ----------------------                   ----------------------
Print Name:  Keith D. Freadhoff          Print Name:  Keith D. Freadhoff
           ----------------------                   ----------------------
Title:      CEO
           ----------------------

                                      EXHIBIT "A"

                              SPECIFICATIONS AND TIME LINE


See attached initial eCommerce Services Order Form.

                                      EXHIBIT "B"

                               BILLING AND PAYMENT TERMS


Netgateway shall invoice Subscriber monthly in advance of the provision of Internet Commerce Services, and payment of such fees will be due within thirty (30) days of the date of each Netgateway invoice. All payments will be made in U.S. dollars. Late payments hereunder will accrue interest at a rate of one and one-half percent (1 1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If in its reasonable judgment Netgateway determines that Subscriber is not creditworthy or is otherwise not financially secure, Netgateway may, upon prior written notice to Subscriber, modify the payment terms to require full payment before the provision of eCommerce Services or other assurances to secure Subscriber's payment obligations hereunder.

                     APPENDIX A - DESCRIPTION OF WORK PHASES 1 & 2

                                    MARCH 24, 1999


PHASE I - OUTLINE


CBRE VENDOR INTEGRATION
Netgateway will invite companies which have existing contracts with CBRE to participate in the CBRE Purchasing and CBRE Tenant Purchasing programs. Each vendor will be contacted via phone to initiate the process and determine the appropriate party(s) to work with at each vendor organization. A vendor startup kit will describe the programs and offer a "vendor worksheet" which will be completed and returned to Netgateway in order to initiate the vendor integration process. Depending on the capabilities of the vendor and the complexity of their ordering requirements, one or more follow-up sessions may be necessary via phone or face-to-face to complete the requirements gathering for a particular vendor.


Each vendor will be integrated according to a time frame dictated by the complexity of its integration requirements. Upon establishing the final requirements documentation for a particular vendor, Netgateway will provide CBRE an implementation schedule for that vendor.


Each vendor will be implemented into the system according to established contract terms regarding items such as:
     / /  Pricing
     / /  Discount schedules (if any)
     / /  Shipping methods (if specified)
     / /  Blanket purchase orders (if applicable)


Also, vendor specific ordering requirements will be integrated into the CBRE Employee and Tenant offerings including items such as:
     / /  Shipping methods and shipping/handling rates
     / /  Taxation
     / /  Discount schedules
     / / Specific order information required on each order (i.e. "order header" items)
     / /  Support for backorder and partial shipments
     / /  Import of current CBRE ship-to locations in vendor database
     / / Support for product varieties such as - size, color, style, finish type, capture text fields for imprinting or other use
     / / Special instructions, requested delivery date, ship-to location for each product ordered


VENDOR STARTUP KIT
After initial phone contact with each vendor, a vendor startup kit will be supplied to each of CBRE's contract vendors. This standard packet will be submitted to CBRE for approval before initiating the vendor contact process. The kit will consist of:
     / /  Cover letter
     / /  Vendor startup worksheet
     / / Brief vendor question and answer sheet with expected common questions and answers
     / /  Contact information


                                        1 of 7

VENDOR PARTICIPATION / INTEGRATION OPTIONS
Phase I of the CBRE offering will enable vendors to integrate their business using one of two methods as described below.


VENDOR INTEGRATION - OPTION 1
     / /  Scheduled product catalog updating via file transfer
     / /  Order submission file transfer on timed basis
     / /  Order status file transfer on timed basis
     / /  All file formats will be standard Netgateway ICC in this phase


VENDOR INTEGRATION - OPTION 2
     / / Catalog submitted once via flat file, spreadsheet, or MS Access database
     / / Changes made via secured area of site allowing vendor to maintain product catalog
     / / Email sent to vendor with order information, link to secured order processing section of site allowing for order status updates by vendor


                                        2 of 7

CBRE EMPLOYEE ACCESS
The system will be implemented to serve the purchasing needs of the CBRE North American offices according to existing vendor contracts. Authorized CBRE employees will have access via an Internet web-based application providing order capabilities and order status/customer service ability according to each vendor's specific integration into the system.


PURCHASING WORKFLOW
CBRE employees will be presented an easy to use, streamlined interface for purchasing items from the participating vendors. The diagram below demonstrates a sample user session.






                                     [FLOW CHART]


                                       3 of 7

EMPLOYEE ACCESSIBILITY
In order to use the system, there are certain minimum requirements at each CBRE office and intended employees must be equipped with a base level of computing technology.
     / / Location requirements - Each location must have telecommunications capabilities, at the very least a standard, reliable telephone connection. Locations with local area networks may optionally provision Internet access via third party ISP services with full time, LAN connected access.
     / /  Computing requirements -
               - Internet Connection - Either LAN connected Internet access as described above, or individual PC access via dedicated or on-demand circuit (dial up). Acceptable base connectivity will be via standard 56k modem to reliable third party ISP.
               - Web browser - Microsoft Internet Explorer v4 or above, Netscape Navigator v4 or above.
               - Computer - Any PC or Macintosh computer equipped to minimum standards required by above web browsers.


SYSTEM ADMINISTRATION
A secured, "System Administration" module will be accessible via web-based interface, allowing CBRE authorized personnel to control certain aspects of the employee purchasing system.
Capabilities will include:
     / /  Secure, web based access
     / /  Ability to create new system access user accounts
     / / Ability to define an account as "administrator" which will authorize access to this section
     / /  Review all open and history orders processed by the system
     / / Define system inactivity time-out value (in minutes) to expire user sessions if inactive
     / /  Disable system access to everyone but administrators
     / /  Disable a particular vendor store to everyone but administrators


PURCHASING RULES
When CBRE employees initiate an ordering session in the system, rules are applied to that session based on defined settings for both CBRE and the vendors. The listing below describes rules that will be enforced during an ordering session.
     / / Rules applied according to user and group profiles as created in CBRE system administration
     / / Vendor order information requirements applied as needed to fulfill contract and vendor specific ordering issues
     / /  Pre-defined and/or restricted ship-to location by user
     / /  Ability to apply blanket purchase order numbers to a vendor order
     / / Automatic generation of a purchase order number (incrementing number) for orders to any or all vendors
     / /  Specify delivery required date if vendor accepts such request
     / / Pricing calculated according to vendor requirements and contract terms / / Taxation applied according to vendor requirements
     / /  Shipping methods and cost applied according to vendor requirements


PRODUCT NAVIGATION
The application will be capable of locating products and ordering products through a streamlined process. One method for locating product will be to "browse" or navigate to a product using a display of either product categories or vendor names. This hierarchical method of navigation is the easiest way for users to locate products when unsure which specific product to purchase.

                                        4 of 7

SEARCH
A flexible search mechanism will allow customers to quickly locate products according to information entered. The search mechanism will be prominently displayed on the web page in order to ensure quick access to the function. The CBRE system search will enable the user to query the product catalog information including:
     / /  Product name
     / /  Product description
     / /  Product "keywords"
     / /  Product number
     / /  Model number
     / /  Manufacturer name


PRODUCT DETAIL
The system will accommodate complex product detail in order to provide complete information necessary to order products and to allow for product specific selections (varieties such us: size, color, etc.) as required to complete an order. Product detail will include the items:
     / /  Small and large product photos
     / /  Product name
     / /  Product number
     / /  Manufacturer
     / /  Product brief description
     / /  Product detailed description
     / /  Product additional detail/specs
          - Available for download, MS Word or PDF format (application or viewer required)
     / / Product variants such as color, size, finish, imprint text, etc. as required by vendor


ORDER PROCESSING
Completion of orders will occur after products have been selected from various categories or vendors. A completed order will be presented to the buyer for verification before final submission. If the buyer selects products from multiple vendors, the orders will be displayed separately and appropriate information will be prompted for each vendor. Common order elements between vendors such as ship-to address will default to the first vendor order in the batch in order to prevent re-keying information while still allowing modifications if necessary. Order completion and processing will be applied according to both CBRE and vendor defined rules for ordering. Key elements of order processing include:
     / / "shopping cart" - this is a listing of currently selected items a user wishes to purchase
     / / Order Header information - this information is equal to common fields typically found at the beginning of a paper purchase order form
               -    Order number (or PO number)
               -    Shipping address
               -    Billing address
               -    Vendor name
               -    Attention to: delivery notice
               -    Other items as required by CBRE and vendor
     / / Pricing - item pricing is displayed in the shopping cart and on order confirmations and totals
     / /  Quantity - each line item in an order will display quantity ordered
     / / Per vendor sub totals - which will include all merchandise, taxes, and shipping
     / /  Per vendor
     / /  Shipping Methods
     / /  Payment terms


                                        5 of 7

CUSTOMER SERVICE
This section of the application will provide 7X24 access to order status, including shipping tracking information if provided by the vendor. The user will also be able to request customer support via email concerning any particular order or address any other issue as required.
     / / Order status - will display a summary listing of all open (not shipped) orders
     / / Order history - will allow for historical viewing of orders for specified time
     / / Order detail - clicking on an individual order from the open order status or history sections will display the complete order detail including all line items


HELP TEXT FOR EACH SECTION
Each primary section of the CBRE application will have help text to explain the basic elements of each page.


DOCUMENTATION
Netgateway will develop customized documentation for users of the Phase I system which will include regular users of the system (those who purchase products) and administrators. The documentation will be provided in limited printed copies and in digital format for reproduction as needed by CBRE.


REPORTING
Basic reporting features included in Phase I will include:
     / /  Order status
     / /  Order history
     / /  Administrative reports including all orders
     / /  Site "hit" reports showing system usage


CBRE TENANT AND LEASING CLIENT ACCESS
CBRE's Tenants and Leasing Clients will have the capability to order products and service from existing contract vendors who are integrated into the system. The functionality provided to them will mirror the CBRE Employee system with the exception of:
     / /  Different design elements such as graphics
     / /  Text tailored to specifics of program offered to Tenants
     / / Purchases can be made via credit card and processed through the vendor's account
     / / If vendor permits, purchases can be charged to Tenant's vendor account / / Tenant does not have Administrative capabilities
     / / Tenant store can have a separate "front end" web site describing the program offering


PHASE II - OUTLINE


CBRE VENDOR INTEGRATION


ADDITIONAL INTEGRATION CAPABILITY
Scheduled product catalog update
Real time pricing and availability
Real time order status


ADDITIONAL INTEGRATION CAPABILITY
EDI integration for catalog, order submission, order status


                                        6 of 7

CBRE EMPLOYEE ACCESS


PERSONALIZATION CAPABILITIES
     / / Create standard purchase lists/configurations - per personal account, per group
     / /  Frequent purchases


ONLINE QUOTATIONS FOR ITEMS AS DESIGNATED BY VENDOR
The vendor will have the capability to place products in the system that will be handled via online quote.


PURCHASE APPROVAL WORKFLOW
A basic workflow system will enable rules to be defined for individual or group that will mandate a specified manager's approval before the purchase is forwarded to the vendor. The manager will be notified via email with a link to the purchase request in the CBRE system. The manager can approve or deny the request. Approval or denial will trigger an email to the person submitting the purchase request. Purchase requests can be triggered by:
     / /  Employee purchases above defined spending limit for order
     / /  Employee purchases beyond current budget
     / / All purchases for a specific employee or group can be trapped for approval if defined in administration


ENHANCED SEARCH
Provides for complex searching including restricting search fields and specifying "and, or, not" search rules.


BUDGET TRACKING AND REPORTING
This functionality provides both a cost containment capability by preventing purchase beyond budget (if desired) and as a reporting tool. Key elements include:
     / / Track budgets by "groups" or individuals defined in administration / / Deny purchases or route to manager if spending is beyond budget


SYSTEM ADMINISTRATION ENHANCEMENTS
     / /  Define and manage user groups
               -    Add, delete, modify groups
               -    Define which vendors a group can shop from
               - Define groups as "budget/accounting centers" for reporting purposes
     / /  Define group access to certain products
     / /  Define group (budget center) budgets
     / / Review user activity reports including: current users in system, specify user system activity: last time used
     / /  User password expirations
               -    Define default password expiration schedule (days)
               - Force password expiration at next login session for individual or group


CBRE TENANT AND LEASING CLIENT ACCESS
The Phase II Tenant and Client Access system will include all of the enhancement features of the Phase II CBRE Employee Access system with the exception of:
     / /  No budget tracking or group definition
     / / Limited administration capabilities to allow purchasing workflow approval only


                                        7 of 7

                                  NETGATEWAY
                        ECOMMERCE SERVICES ORDER FORM

SUBSCRIBER NAME:    CB RICHARD ELLIS
FORM DATE:          MARCH 24, 1999
FORM NO.:           001

GENERAL INFORMATION:

1. By submitting this eCommerce Services Order Form ("Form") to Netgateway, Subscriber hereby places an order for the eCommerce Services described herein pursuant to the terms and conditions of the Internet Data Center Services Agreement between Subscriber and Netgateway (the "ECS AGREEMENT").

2. Billing, with the exception of Development Fees, will commence on the Operational Date set forth below or the date that Subscriber first begins to process transactions through the Netgateway Internet Commerce Center, whichever occurs first.

3. Netgateway will provide the eCommerce Services pursuant to the terms and conditions of the ECS Agreement, which incorporates this Form. The terms of this Form supersede, and by accepting this Form Netgateway hereby rejects, any conflicting or additional terms provided by Subscriber in connection with Netgateway's provision of the eCommerce Services. If there is a conflict between this Form and any other Form provided by Customer and accepted by Exodus, the Form with the latest date will control.

4. Netgateway will not be bound by or required to provide eCommerce Services pursuant to this Form or the ECS Agreement until each is signed by an authorized representative of Netgateway.

SUBSCRIBER HAS READ, UNDERSTANDS AND HEREBY SUBMITS THIS ORDER.

Submitted By: /s/ Craig T. Stevens      Operational Date: June 1, 1999
              ------------------------
              (AUTHORIZED SIGNATURE)

Print Name:   Craig T. Stevens
              ------------------------
Title:        SR Managing Director
              ------------------------

NETGATEWAY ACCEPTANCE

/s/ Keith D. Freadhoff                              Date: 3/24/99
----------------------------------           -------------------------------
(AUTHORIZED SIGNATURE:  Keith D. Freadhoff

                                  NETGATEWAY
                         ECOMMERCE SERVICES ORDER FORM


SUBSCRIBER NAME:    CB RICHARD ELLIS
FORM DATE:          MARCH 24, 1999
FORM NO.:           001

TERMS:


1. The initial development fee for Phases I and II, descriptions of which are attached hereto as Exhibits A and B, will be [**REDACTED**] due and payable upon submission of this Order Form.


2. The development fee for Phase III will be [**REDACTED**] due and payable five (5) days prior to commencement of the Phase III development.


3. The Development timeline and Phase specification to be pursuant to the mutual agreement of the parties.


4. ICC Commerce Rate (Transaction Rate). Netgateway transaction fee to be as follows:


          The [**REDACTED**] of total transaction revenues each month. [**REDACTED**] of all transaction revenues in excess of the [**REDACTED**] each month.


     For purposes hereof, transaction revenues shall mean all revenues generated from transactions processed through the Netgateway infrastructure which are related to Subscriber or Subscriber's mall.


5. Fee Per Hit. Netgateway to receive [**REDACTED**] per hit (as that term is customarily understood in the industry), up to a maximum [**REDACTED**] per month.


6. Netgateway to receive [**REDACTED**] percent of advertising and [**REDACTED**] percent of the click-through revenue [**REDACTED**] CBRE receives from the advertiser placed on the subscriber mall or web site. This fee will not apply to advertising for divisions of subscriber.


7. Netgateway to receive [**REDACTED**] percent of advertising and [**REDACTED**] percent of the click-through revenue for Netgateway placed ads placed on the Subscriber mall or web site, provided, however, that Subscriber may reject an advertiser or click-through relationship.


                                           Subscriber's Initials      CTS
                                                                  -----------

     Advertising and click-through revenue shall be determined and defined based on the various advertising and click-through contracts obtained with respect to Subscriber's eCommerce Services. Copies of such contracts will be provided to Subscriber.


8.   Development Timeline.


     -  ECS Agreement to be signed by March 24, 1999.
     -  Design of Specifications to be completed by April 9, 1999
     -  Phase I Implementation June 1, 1999


9.   Description of Phases.  See Attached Schedule 1.


10. Both parties are public companies and be affected by the manner or content of public announcements concerning this relationship.
     Neither party shall make any public announcement of this Agreement or of the relationship they have entered into without the prior written consent of the other. Neither party may unreasonable withhold this consent.


                                   SCHEDULE 1


                               DESCRIPTION OF PHASES


PHASE I


     The specifications for Phase I will be determined by the mutual agreement of Netgateway and CBRE, but shall in general include the following:(1)


     [**REDACTED**]


     Tie-in other CBRE divisions that have products/services to sell via the Internet into the CBRE e-commerce backbone. The parties will mutually agree upon a standard set of specifications (the "STANDARD"). Netgateway will be entitled to charge reasonable development fees for any such tie-ins that exceed the Standard.



---------------
(1) In general, those Vendors having pre-existing connectivity or who are ready to connect (estimated to be between 5 and 6 vendors) will be connected first. Vendors without connectivity will be connected in Phase II, however such vendors will be eligible to have bulletin board sites set up. Such sites will not have dynamic information exchange. Phase I is projected to span 2 months and be completed by June 1, 1999.


                                           Subscriber's Initials      CTS
                                                                  -----------

                                [**REDACTED**]



                                           Subscriber's Initials      CTS
                                                                  -----------